Exhibit 99.1
FOR IMMEDIATE RELEASE:
October 12, 2006

CONTACT:
Brett Maas/Jeff Stanlis	Rich Katz/Shane Sharp
Hayden Communications	Buffalo Communications
(646) 536-7331	Rich Katz 703-761-1444
brett@haydenir.com	Shane Sharp 803-547-2118
rkatz@billycaspergolf.com
ProLink Holdings Corp. Signs Definitive Agreement on $4.5 Million Offering of Senior Secured
Notes
— Proceeds to support accelerated business plan —
(CHANDLER, Ariz.) — October 12, 2006 — ProLink Holdings Corp., (OTC BB: PLKH) the world’s largest provider of Global Positioning System golf course management systems, today announced it signed a securities purchase agreement with certain accredited investors related to an offering of $4.5 million in senior secured notes due April 2007. The notes will carry an interest rate of 12% and are secured with a subordinated security interest in all of the assets of the company. In conjunction with the financing, the Company issued 931,038 warrants which carry an exercise price of $1.45, expiring 2009.
The net proceeds of the financing will be used accelerate the Company’s growth strategy, including production and delivery of orders for systems to meet growing demand both domestically and internationally.
“Our rapid growth driven by increased demand for our systems has created incremental working capital needs, and this offering will help support this need and enable us to accelerate our growth strategy,” commented Lawrence D. Bain, the Company’s chief executive officer.
Merriman Curhan Ford & Co. acted as the sole placement agent for the offering.
The securities, which will be sold pursuant to SEC Rule 144A, will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
About Merriman Curhan Ford & Co. MCF Corporation (AMEX: MEM) is a publicly-traded financial services holding company that provides investment research, capital markets services, corporate and venture services, investment banking, asset management and wealth management through its operating subsidiaries, Merriman Curhan Ford & Co., MCF Asset Management, LLC and MCF Wealth Management, LLC. MCF is focused on providing a full range of specialized and integrated services to institutional investors and corporate clients. More information about the conference can be found at: www.merrimanco.com

About ProLink Holding Corp.
Based in Chandler, Arizona, ProLink Holding Corp.’s industry-leading technology and marketing richness has been installed on more 700 resort, private and public courses worldwide more than 525 of which are advertising-ready — more than triple the installations of all its competitors combined. World-famous course partners of ProLink include Valderrama Golf Club in Sotogrande, Spain, Dai-Takarazuka in Osaka, Japan and Kapalua Resort in Maui, Hawaii.
The world’s largest golf-course management companies, including Pacific Golf Management, Meadowbrook, Kemper Sports, Evergreen Alliance Group and Billy Casper Golf feature ProLink. Via its international distributors, ProLink is being rapidly adopted throughout Europe, South Africa, the Middle East, Australia and Japan.
Safe Harbor
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about ProLink Holdings Corp. (ProLink). Forward looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of ProLink’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements which are set forth in greater detail in the Company’s filings with the Securities and Exchange Commission from time to time. The information set forth herein should be read in light of such risks. ProLink does not assume any obligation to update the information contained in this press release.
For more information about ProLink, visit www.goprolink.com, call 480.753.2337 or email info@goprolink.com.